ADMINISTRATION AGREEMENT

          THIS ADMINISTRATION AGREEMENT (this "Agreement") is made as of the 1st day of September, 2015 (the "Effective Date"), by and between Winton Diversified Opportunities Fund, a Delaware statutory Trust (the "TRUST"), Winton Diversified Opportunities Fund Ltd., a wholly owned subsidiary organized under the laws of the Cayman Islands (the "SUBSIDIARY") which Subsidiary shall be included within the definition of the Trust for all purposes hereunder as applicable, Winton Capital US LLC, a limited liability company organized under the laws of Delaware (the "INVESTMENT ADVISER") and SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of Delaware (the "ADMINISTRATOR").

          WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 ACT"), as a closed-end, diversified management investment company, which may consist of one or more classes of shares of beneficial interest ("SHARES");

          WHEREAS, the Investment Adviser serves as investment adviser to each of the Trust and the Subsidiary; and

          the Trust desires the Administrator to provide, and the Administrator is willing to provide, administrative and accounting services to the Trust on the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Trust and the Administrator hereby agree as follows:

SECTION 1
DEFINITIONS

     1.01 "1940 ACT" shall have the meaning given to such term in the preamble of this Agreement.

     1.02 "ACTIONS" shall have the meaning given to such term in Section
     3.01.02.

     1.03 "ADMINISTRATOR" shall have the meaning given to such term in the preamble of this Agreement.

     1.04 "AGREEMENT" shall have the meaning given to such term in the preamble of this Agreement.

     1.05 "BOARD" means board of trustees of the Trust from time to time.

     1.06 "CONFIDENTIAL INFORMATION" shall have the meaning given to such term in Section 11.01 of this Agreement.

     1.07 "DISCLOSING PARTY" shall have the meaning given to such term in
     Section 11.01 of this Agreement.

     1.08 "GROSS NEGLIGENCE" means a conscious, voluntary act or omission in reckless disregard of a legal duty and the rights of, or consequences to, others, and not merely a lack of due care.

     1.09 "INITIAL TERM" shall have the meaning given to such term in Section
     9.01 of this Agreement.

     1.10 "INTERESTED PARTY" or "Interested Parties" means the Administrator, its subsidiaries and its affiliates and each of their respective officers, directors, employees, agents, delegates and associates.


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     1.11 "INTERESTS" means any partnership interest in, membership interest in, shares of stock of or other equity interest in, as the case may be, the Trust.

     1.12 "INVESTMENTS" shall mean such cash, securities and all other assets and property of whatsoever nature now owned or subsequently acquired by or for the account of the Trust.

     1.13 "LIQUIDATION" shall have the meaning given to such term in Section
     9.02.02 of this Agreement.

     1.14 "LIVE DATE" means the date on which the Trust is launched onto the Administrator's system and the Administrator begins calculating the Trust's official net asset values ("NAV").

     1.15 "ORGANIZATIONAL DOCUMENTS" means, as applicable, the articles of incorporation, declaration of trust, certificate of formation, memorandum of association, partnership agreement, bylaws or other similar documentation setting forth the respective rights and obligations of directors, managers and Interest holders in the Trust.

     1.16 "PERSON" shall mean any natural person, partnership, estate, association, custodian, nominee, limited liability company, corporation, trust or other legal entity.

     1.17 "PRICING SOURCES" shall have the meaning given to such term in Section 6 of this Agreement.

     1.18 "PROPRIETARY INFORMATION" shall have the meaning given to such term in
     Section 12.01 of this Agreement.

     1.19 "REASONABLE STEPS" shall have the meaning given to such term in
     Section 11.01 of this Agreement.

     1.20 "RECEIVING PARTY" shall have the meaning given to such term in Section
     11.01 of this Agreement.

     1.21 "REGULATIONS" shall have the meaning given to such term in Section
     12.12 of this Agreement.

     1.22 "RENEWAL TERM" shall have the meaning given to such term in Section
     9.01 of this Agreement.

     1.23 "SHARES" shall have the meaning given to such term in the preamble of this Agreement.

     1.24 "TRUST DATA" shall have the meaning given to such term in Section 2.04 of this Agreement.

     1.25 "TRUST MATERIALS" means any prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, annual or other periodic report of the Trust or any advertising, marketing, shareholder communication, or promotional material generated by the Trust or the Investment Adviser from time to time, as appropriate, including all amendments or supplements thereto.

     1.26 "WEB ACCESS" shall have the meaning given to such term in Section
     12.01 of this Agreement.


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SECTION 2 APPOINTMENT AND CONTROL

     2.01 SERVICES. The Trust hereby appoints the Administrator to be, and the Administrator agrees to act as, the administrative agent of the Trust for the term and subject to the provisions hereof. The Administrator shall perform (and may delegate or sub-contract, as provided below) the services set forth in this Agreement, including the services set forth in Schedule I, which may be amended from time to time in writing by the parties ("SERVICES"). In performing its duties under this Agreement, the Administrator will act with the professional care and skill that would reasonably be expected of a professional administrator and in all material respects in accordance with the Trust's Organizational Documents and Trust Materials as they may be amended (provided copies are delivered to the Administrator).

     2.02 AUTHORITY. Each of the activities engaged in under the provisions of this Agreement by the Administrator on behalf of Trust shall be subject to the overall direction and control of the Trust or any Person authorized to act on the Trust's behalf (including, without limitation, the Board); provided, however, that the Administrator shall have the general authority to do all acts deemed in the Administrator's good faith belief to be necessary and proper to perform its obligations under this Agreement. In performing its duties hereunder, the Administrator shall observe and generally comply with the Trust Materials, all applicable resolutions and/or directives of the Board of which it has notice, and applicable laws and regulations which may from time to time apply to the Services rendered by the Administrator. In the event that the Trust desires to amend its Organizational Documents in any manner that can reasonably be expected to have a material impact on the Administrator's performance of the Services hereunder, the Trust shall notify the Administrator in advance of such amendment and the parties will work together in good faith to minimize the impact of such change on the Administrator's operations and compensate the Administrator in connection therewith. The Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Trust and (ii) shall not provide any investment advisory services to the Trust, and shall have no liability related to the foregoing.

     2.03 THIRD PARTIES; AFFILIATES. The Administrator may delegate to, or sub-contract with, third parties or affiliates administrative or other functions it deems necessary to perform its obligations under this Agreement; provided the Administrator procures that each such delegate or sub-contractor shall agree to abide by confidentiality obligations which are substantively similar to the confidentiality obligations as set forth herein, and all fees and expenses incurred in any delegation or sub-contract shall be paid by the Administrator and the Administrator shall remain responsible to the Trust for the acts and omissions of such other entities as if such acts or omissions were the acts or omissions of the Administrator. The Trust acknowledges that during the term of this Agreement, the services to be performed by the Administrator may be completed by one or more of the Administrator's affiliates or third parties located in or outside of the United States of America. The Administrator agrees to monitor the performance of each delegate and sub- contractor on an ongoing basis and to review each delegate's and sub-contractor's fitness to provide the delegated or sub-contracted services. Upon request from the Investment Adviser, the Administrator agrees to provide a full list of delegates and sub- contractors involved in the provision of the Services, together with details of the services each performs.

     2.04 TRUST DATA. The Trust shall be solely responsible for the accuracy, completeness, and timeliness of all data and other information provided to the Administrator by or on behalf of the Trust pursuant to this Agreement (including, without limitation, (i) prices, (ii) transaction supporting documentation, (iii) detailed accounting methodologies with respect to the Trust's Investments as approved by the Trust's auditors, (iv) trade and


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     settlement information from prime brokers and custodians) and (v) portfolio information provided directly or indirectly by the Investment Adviser (collectively, "Trust Data"). All Trust Data shall be provided to the Administrator on a timely basis and in a format and medium reasonably requested by the Administrator from time to time. The Trust shall have an ongoing obligation to promptly update, or use its reasonable endeavours to procure the prompt update of all Trust Data so that such information remains complete and accurate. All Trust Data shall be prepared and maintained, by or on behalf of the Trust, in accordance with applicable law, Trust Materials and generally acceptable accounting principles. The Administrator shall be entitled to rely on all Trust Data and shall have no liability for any loss, damage or expense incurred by the Trust or any other Person to the extent that such loss, damage or expense arises out of or is related to Trust Data that is not timely, current, complete and accurate.

SECTION 3 REPRESENTATIONS, WARRANTIES AND COVENANTS OF TRUST

     3.01 Trust represents and warrants that:

          3.01.01. it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

          3.01.02. it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, "Actions") of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

          3.01.04. it is not in default under any contractual or statutory obligations whatsoever (including the payment of any tax) which, individually or in the aggregate, could materially and adversely affect, or is likely to materially and adversely affect, its business or financial condition;

          3.01.05. it has obtained all consents and given all notices (regulatory or otherwise), made all required regulatory filings and is in compliance with all applicable laws and regulations;

          3.01.06. it has or will have prior to issuance of any shares a valid engagement with an independent auditor and will provide additional information regarding such independent auditor, including information regarding the terms of its agreement with such independent auditor, upon request;

          3.01.09. it has notified the Administrator of any and all separate agreements between the Trust and any third party that could have a material impact on the Administrator's performance of its obligations pursuant to this Agreement.


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3.02 Trust covenants and agrees that:

     3.02.01. it will furnish the Administrator from time to time with complete copies, authenticated or certified (where applicable), of each of the following:

          (a) Copies of the following documents:

               (1) Copies of the Trust's current Declaration of Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed(2) Trust's current bylaws and any amendments thereto; and

               (3) Copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct the Administrator.

          (b) A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct the Administrator in all matters.

          (c) Copies of all Trust Materials, including the current prospectus and statement of additional information for the Trust.

          (d) A list of all issuers the Trust is restricted from purchasing.

          (e) A list of all affiliated persons (as such term is defined in the 1940 Act) of the Trust that are broker-dealers.

          (f) The identity of the Trust's independent auditor along with contact information.

               (g) The expense budget for the Trust for the current fiscal year.

          (h) A list of contact persons (primary, backup and secondary backup) of the Trust's Investment Adviser and, if applicable, sub-adviser, who can be reached until 6:30 p.m. ET with respect to valuation matters.

          (i) Copies of all Trust Data reasonably requested by the Administrator or necessary for the Administrator to perform its obligations pursuant to this Agreement.

          The Trust shall as soon as reasonably practicable provide the Administrator with written notice of any updates of or changes to any of the foregoing documents or information, including an updated written copy of such document or information. Until the Administrator receives such updated information or document, the Administrator shall have no obligation to implement or rely upon such updated information or document.

     3.02.02. it shall timely perform or oversee the performance of all obligations identified in this Agreement as obligations of the Trust, including, without limitation, providing the Administrator with all Trust Data and Organizational Documents reasonably requested by the Administrator;


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          3.02.03. it will notify the Administrator as soon as reasonably practical in advance of any matter which could materially affect the Administrator's performance of its duties and obligations under this Agreement, including any amendment to the documents referenced in
          Section 3.02.01 above;

          3.02.04. it will comply in all material respects with all applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any applicable laws, rules and regulations of governmental authorities having jurisdiction;

          3.02.05. any reference to the Administrator or this Agreement in the Trust Materials shall be limited solely to the description provided by the Administrator in writing from time to time or such other description as the parties shall mutually agree in advance and in writing;

          3.02.06. it shall be solely responsible for its compliance with applicable investment policies, the Trust Materials, and any laws and regulations governing the manner in which its assets may be invested, and shall be solely responsible for any losses attributable to non-compliance with the Trust Materials, and applicable policies, laws and regulations governing the Trust, its activities or the duties, actions or omissions of the Investment Adviser; and

3.02.07. it will as soon as reasonably practicable notify the Administrator of updates to its representations and warranties hereunder.


SECTION 4 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ADMINISTRATOR

     4.01 The Administrator represents and warrants that:

          4.01.01. it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

          4.01.02. it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets.

          4.01.03. it is not in default under any statutory obligations whatsoever (including the payment of any tax) which materially and adversely affects, or is likely to materially and adversely affect, its business or financial condition.

          4.01.24. it is not a party to any contract or under default under any contractual obligations which materially and adversely affects, or is likely to materially and adversely affect, its ability to perform hereunder.

     4.02 The Administrator covenants and agrees that:


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               4.02.01. it shall comply with all federal and state laws, rules and regulations applicable to it, and to the extent it is given prior opportunity to review and approve the same, it will use good faith efforts to comply in all material respects with any applicable procedures adopted by the Board, and with the provisions of the Trust's Organizational Documents and Trust Materials.

               4.02.02. it will make available to the Trust, upon reasonable request in the ordinary course of business, such books and records of the Trust that are maintained under this Agreement and reasonably available for review, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator's services under this Agreement that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

SECTION 5 LIMITATION OF LIABILITY AND INDEMNIFICATION

     5.01 THE DUTIES OF THE ADMINISTRATOR SHALL BE CONFINED TO THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND NO IMPLIED DUTIES ARE ASSUMED BY OR MAY BE ASSERTED AGAINST THE ADMINISTRATOR. EXCEPT TO THE EXTENT ARISING OUT OF THE ADMINISTRATOR'S BAD FAITH, FRAUD, GROSS NEGLIGENCE (AS DEFINED HEREIN) WILFUL MISFEASANCE OR CRIMINAL MISCONDUCT IN THE PERFORMANCE OF THE SERVICES UNDER THIS AGREEMENT, THE ADMINISTRATOR'S AGGREGATE LIABILITY TO THE TRUST WILL BE LIMITED TO MONETARY DAMAGES NOT TO EXCEED THE GREATER OF
     (i) THE AMOUNT OF FEES PAID HEREUNDER DURING THE TWENTY-FOUR MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE FIRST SUCH CLAIM TO OCCUR; AND ONE MILLION DOLLARS ($1,000,000). For the avoidance of doubt, the Administrator shall not be responsible for any breach in the performance of its obligations under this Agreement to the extent due to
     (i) the failure or delay of the Trust or its agents to perform its obligations under this Agreement or (ii) the Administrator's reliance on Trust Data. Each party shall have the duty to mitigate its damages for which another party may become responsible. As used in this Section 5, the term "Administrator" shall include the officers, directors, employees, affiliates and agents of the Administrator as well as that entity itself. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL, OR OTHER NON-DIRECT DAMAGES OF ANY KIND ARISING FROM OR RELATING TO THIS AGREEMENT WHETHER SUCH LIABILITY IS PREDICATED ON CONTRACT, STRICT LIABILITY, OR ANY OTHER THEORY AND REGARDLESS OF WHETHER THE PARTY IS ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

     5.02 The Administrator may, from time to time, provide to the Trust services and products ("Special Third Party Services") from external third party sources that are telecommunication carriers, Pricing Sources, data feed providers or other similar service providers ("Special Third Party Vendors"). The Trust acknowledges and agrees that the Special Third Party Services are confidential and proprietary trade secrets of the Special Third Party Vendors. Accordingly, the Trust shall honor requests by the Administrator and the Special Third Party Vendors to protect their proprietary rights in their data, information and property including requests that the Trust place copyright notices or other proprietary legends on printed matter, print outs, tapes, disks, film or any other medium of dissemination. The Trust further acknowledges and agrees that all Special Third Party Services are provided on an "AS IS WITH ALL FAULTS" basis solely for such Trust's internal use, and as an aid in connection with the receipt of the Services. The Trust may use Special Third Party Services as normally required on view-only screens and hard


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     copy statements, reports and other documents necessary to support the
     Trust's investors, however the Trust shall not distribute any Special Third Party Services to other third parties. THE SPECIAL THIRD PARTY VENDORS AND THE ADMINISTRATOR MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, OR ANY OTHER MATTER WITH RESPECT TO ANY OF THE SPECIAL THIRD PARTY SERVICES. NEITHER THE ADMINISTRATOR NOR THE SPECIAL THIRD PARTY VENDORS SHALL BE LIABLE FOR ANY DAMAGES SUFFERED BY THE TRUST IN THE USE OF ANY OF THE SPECIAL THIRD PARTY SERVICES, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES.

     5.03 The Trust shall indemnify, defend and hold harmless the Administrator from and against and the Administrator shall have no liability in connection with any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of: (i) any act or omission of the Administrator in carrying out its duties hereunder or as a result of the Administrator's reliance upon any instructions, notice or instrument that the Administrator reasonably believes is genuine and signed or presented by an authorized Person of the Trust; (ii) any violation by the Trust or any agent of the Trust of any applicable investment policy, law or regulation, (iii) any misstatement or omission in the Trust Materials or any Trust Data; (iv) any breach by the Trust of any representation, warranty or agreement contained in this Agreement; (v) any act or omission of the Trust, a Special Third Party Vendor, the Trust's other service providers (such as custodians, prime brokers, transfer agents, the Investment Adviser and sub- advisers);
     (vi) any pricing error caused by the failure of the Trust's Investment Adviser or sub-adviser to provide a trade ticket or for incorrect information included in any trade ticket; or (vii) any act or omission of the Administrator as a result of the Administrator's compliance with the Regulations, including, but not limited to, returning an investor's Investment or restricting the payment of redemption proceeds; PROVIDED THAT the indemnification under this clause 5.03 shall not apply to the extent any such loss, damage or expense is caused by or arises from the Administrator's bad faith, fraud, Gross Negligence, wilful misfeasance or criminal conduct in the performance of the Services under this Agreement.

     5.04 The Administrator may apply to the Trust, the Investment Adviser or any Person acting on the Trust's behalf at any time for instructions and may consult counsel for the Trust or the Investment Adviser or with accountants, counsel and other experts with respect to any matter arising in connection with the Administrator's duties hereunder, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the advice of counsel, accountants or other experts. The Administrator will not consult with the Trust's or the Investment Adviser's counsel pursuant to this SECTION 5.04 without the knowledge of the Trust's officers. Also, the Administrator shall not be liable for actions taken pursuant to any document which it reasonably believes to be genuine and to have been signed by the proper Person or Persons. The Administrator shall not be held to have notice of any change of authority of any officer, employee or agent of the Trust until receipt of written notice thereof. To the extent that the Administrator consults with the Trust counsel pursuant to this provision, any such reasonable expense shall be borne by the Trust.

     5.05 The Administrator shall have no liability for its reliance on Trust Data or the performance or omissions of unaffiliated third parties such as, by way of example and not limitation, transfer agents, sub-transfer agents, custodians, prime brokers, placement agents, third party marketers, asset data service providers, the Investment Adviser or sub-advisers, current third party service providers, Pricing Sources, software providers, printers, postal or delivery services, telecommunications providers and processing and settlement


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     services. The Administrator may rely on and shall have no duty to investigate or confirm the accuracy or adequacy of any information provided by any of the foregoing third parties.

     5.06 The Administrator shall have no obligations with respect to any laws relating to the distribution, purchase or sale of Shares. Further, the Trust assumes full responsibility for the preparation, contents and distribution of its Trust Materials and its compliance with any applicable laws, rules, and regulations.

     5.07 The indemnification rights hereunder shall include the right to reasonable advances of defense expenses on an as-incurred basis in the event of any pending or threatened litigation or Action with respect to which indemnification hereunder may ultimately be merited. In the event it is ultimately determined by a court of final jurisdiction that the Administrator is not entitled to indemnification hereunder, then the Administrator shall promptly return any previously advanced expenses. If in any case the Trust is asked to indemnify or hold the Administrator harmless, the Administrator shall promptly advise the Trust of the pertinent facts concerning the situation in question, and the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

     5.08 The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will advance to the Administrator the fees and expenses of any counsel retained by the Administrator as such expenses are incurred by the Administrator. None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of the indemnified party without such indemnified party's written consent.

     5.09 THE TRUST AND THE ADMINISTRATOR HAVE FREELY AND OPENLY NEGOTIATED THIS AGREEMENT, INCLUDING THE PRICING, WITH THE KNOWLEDGE THAT THE LIABILITY OF THE PARTIES IS TO BE LIMITED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT.

     5.10 The provisions of this Section 5 shall survive the termination of this Agreement.

SECTION 6 VALUATION

     The Administrator is entitled to rely on the price and value information (hereinafter "Valuation Information") provided by brokers and custodians, investment advisors (including, without limitation, the sponsor) of any underlying fund in which the Trust invests, if applicable, or any third-party pricing services selected by the Administrator, the Trust's investment advisor or the Trust (collectively hereinafter referred to as the "Pricing Sources") as reasonably necessary in the performance of the Services. The Administrator shall have no obligation to obtain Valuation Information from any sources other than the Pricing Sources and may rely on estimates provided by the Trust's Investment Adviser. The Administrator shall have no liability or responsibility for the accuracy of the Valuation Information provided by a Pricing Source or the delegate of a Pricing Source and the Trust shall indemnify and defend the Administrator against any loss, damages, costs, charges or reasonable counsel fees and expenses in connection

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     with any inaccuracy of such Valuation Information. The Trust shall not use
     Valuation Information for any purpose other than in connection with the Services and in accordance with the provisions of this Agreement.

SECTION 7 ALLOCATION OF CHARGES AND EXPENSES

     7.01 THE ADMINISTRATOR. The Administrator shall furnish at its own expense the personnel necessary to perform its obligations under this Agreement.

     7.02 TRUST EXPENSES. The Trust assumes and shall pay or cause to be paid all expenses of the Trust not otherwise allocated in this Agreement, and the Trust shall reimburse the Administrator for its reasonable costs and out-of-pocket expenses incurred in the performance of the Services, including all reasonable charges for independent third party audit charges, printing, copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties.


SECTION 8 COMPENSATION

     8.01 FEES. The Trust (or the Investment Adviser as applicable) shall pay to the Administrator compensation for the services performed by the Administrator pursuant to this Agreement, such fees as set forth in the written fee schedule annexed hereto as Schedule II and incorporated herein. The Trust shall have no right of set-off. The fees set forth herein are determined based on the characteristics of the Trust as of the Effective Date. Any material change to the characteristics of the Trust may give rise to an adjustment to the fees set forth in this Agreement. In the event of such a change, the parties shall negotiate any adjustment to the fees payable hereunder in good faith provided, however, that if the parties cannot in good faith agree on such adjustment to the fees within a reasonable period of time, the Administrator may terminate this Agreement upon thirty days prior written notice to the Trust. The Trust (or Investment Adviser, as applicable) shall pay the Administrator's fees monthly in U.S. Dollars, unless otherwise agreed to by the parties. The Trust (or Investment Adviser, as applicable) shall pay, or cause to have paid, the foregoing fees despite the existence of any dispute among the parties. If this Agreement becomes effective subsequent to the first day of any calendar month or terminates before the last day of any calendar month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in Schedule II.


SECTION 9 DURATION AND TERMINATION

     9.01 TERM AND RENEWAL. This Agreement shall become effective as of the Effective Date and shall remain in effect for a period of three years from and after the Live Date (the "Initial Term"), and thereafter shall automatically renew for successive one year terms (each such period, a "Renewal Term") unless terminated by any party giving written notice of non-renewal at least ninety days prior to the last day of the then current term to each other party hereto.

     9.02 TERMINATION FOR CAUSE.

          9.02.01. This Agreement may be terminated forthwith by any party giving notice in writing to the other parties if at anytime the other party or parties have been first (i) notified in writing that such party shall have materially failed to perform its duties and obligations under this Agreement (such notice shall be of the specific asserted material breach) ("Breach Notice") and (ii) the party receiving


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

          the Breach Notice shall not have remedied the noticed failure within ninety days after receipt of the Breach Notice requiring it to be remedied.

          9.02.02. This Agreement may be terminated by any party giving forty-five days prior notice in writing to the other parties prior to the Liquidation (as hereinafter defined) of the Trust. For purposes of this Section 9.02.02, the term "Liquidation" shall mean a transaction in which all the assets of the Trust are sold or otherwise disposed of and proceeds there from are distributed in cash to the shareholders in complete liquidation of the interests of shareholders in the Trust. A termination pursuant to this Section 9.02.02 shall be effective as of the date of such Liquidation. Notwithstanding the foregoing, the right to terminate set forth in this Section 9.02.02 shall not relieve the Trust of its obligation to pay the fees set forth on Schedule II for the remainder of the forty- five day period set forth in this Section 9.02.02, which amount shall be payable prior to the effective date of such liquidation.

          9.02.03. Notwithstanding anything contained in this Agreement to the contrary, in the event of a merger, acquisition, change in control, re-structuring, re-organization or any other decision involving the Trust or any affiliate (as defined in the 1940 Act) of the Trust that causes it to cease to use the Administrator as a provider of the Services in favor of another service provider (hereinafter, an "Early Termination") prior to the last to occur of (a) the date that is the third anniversary of the Live Date and (b) the expiration of the then current term of this Agreement, the Administrator shall use reasonable efforts to facilitate the deconversion of the Trust to such successor service provider; provided, however that the Administrator makes no guaranty that such deconversion shall happen as of any particular date. In the event the parties agree to an Early Termination, the parties will agree upon the effective date of such Early Termination and, on or before such effective date, (i) the Trust shall not be in material breach of the Agreement and (ii) the Investment Adviser shall pay the Buyout Amount to Administrator in the manner set forth below. As used herein, the term "Buyout Amount" shall mean the greater of 1/12(th) of the annual minimum fee multiplied by the number of months remaining in the then current term, or $125,000. The Investment Adviser shall pay the Buyout Amount to Administrator prior to Early Termination by means of wire or other immediately available funds.

     9.03 EFFECT OF TERMINATION.

          9.03.01. The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto prior to such termination.

          9.03.02. After termination of this Agreement and upon payment of all accrued fees, reimbursable expenses and other moneys owed to the Administrator, the Administrator shall deliver to the Trust, or as it shall direct, all books of account, records, registers, correspondence, documents and assets relating to the affairs of or belonging to the Trust in the possession of or under the control of the Administrator or any of its agents or delegates.

          9.03.03. In the event any and all accrued fees, reimbursable expenses and other moneys owed to the Administrator hereunder remain unpaid in whole or in part for more than thirty days past due, the Administrator, without further notice, may take any and all actions it deems necessary to collect such amounts due, and any and all of its collection expenses, costs and fees shall be paid by the Trust, including, without limitation, administrative costs, reasonable attorneys fees, court costs, collection agencies or agents and interest.


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SECTION 10 CONFLICTS OF INTEREST

     10.01 NON-EXCLUSIVE. The services of the Administrator rendered to the Trust are not deemed to be exclusive. The Administrator is free to render such services to others. The Administrator shall not be deemed to be affected by notice of, or to be under any duty to disclose to the Trust or Person acting on the Trust's behalf, information which has come into its possession or the possession of an Interested Party in the course of or in connection with providing administrative or other services to any other person or in any manner whatsoever other than in the course of carrying out its duties pursuant to this Agreement.

     10.02 RIGHTS OF INTERESTED PARTIES. Subject to applicable law, nothing herein contained shall prevent:

          10.02.01. an Interested Party from buying, holding, disposing of or otherwise dealing in any Shares for its own account or the account of any of its customers or from receiving remuneration in connection therewith, with the same rights which it would have had if the Administrator were not a party to this Agreement; provided, however, that the prices quoted by the Administrator are no more favorable to the Interested Party than to a similarly situated investor in or redeeming holder of Shares;

          10.02.02. an Interested Party from buying, holding, disposing of or otherwise dealing in any securities or other investments for its own account or for the account of any of its customers and receiving remuneration in connection therewith, notwithstanding that the same or similar securities or other investments may be held by or for the account of the Trust;

          10.02.03. an Interested Party from receiving any commission or other remuneration which it may negotiate in connection with any sale or purchase of Shares or Investments effected by it for the account of the Trust; provided, however, that the amount of such commission or other remuneration is negotiated at arm's length; and

          10.02.04. an Interested Party from contracting or entering into any financial, banking or other transaction with the Trust or from being interested in any such contract or transaction; provided, however, that the terms of such transaction are negotiated at arm's length.

SECTION 11 CONFIDENTIALITY

     11.01 CONFIDENTIAL INFORMATION. The Administrator and the Trust (in such capacity, the "Receiving Party") acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Administrator and the Trust (in such capacity, the "Disclosing Party") in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party's Confidential Information to any Person other than those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or to those employees, agents, technology service providers, contractors, subcontractors, licensors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) shall take all Reasonable Steps to prevent unauthorized access to the Disclosing Party's Confidential Information, and (b) shall not use the Disclosing Party's Confidential Information, or authorize other Persons to use the Disclosing Party's Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, "Reasonable Steps" means


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

     steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

     The term "Confidential Information," as used herein, means all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information including, without limitation, any non-public personal information (as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement, the terms of (or any exercise of rights granted by) this Agreement, the Trust's portfolio, trading or position information, technical data; trade secrets; know-how; business processes; product plans; product designs; service plans; services; customer lists and customers; markets; software; developments; inventions; processes; formulas; technology; designs; drawings; and marketing, distribution or sales methods and systems; sales and profit figures or other financial information that is disclosed, directly or indirectly, to the Receiving Party by or on behalf of the Disclosing Party, whether in writing, orally or by other means and whether or not such information is marked as confidential.

     11.02 EXCLUSIONS. The provisions of this Section 11 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

     11.03 PERMITTED DISCLOSURE. The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party's obligations of confidentiality and non-use under this Section 11, and shall be responsible for ensuring compliance by its and its affiliates' employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all Persons that are provided access to the Disclosing Party's Confidential Information, other than the Receiving Party's accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 11. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party's Confidential Information by such Persons.

     11.04 EFFECT OF TERMINATION. Upon the Disclosing Party's written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof.

     Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party's Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Administrator shall have no obligation to return or destroy Confidential Information of Trust that resides in


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

     save tapes of Administrator; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Section 11 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this Section 11.

SECTION 12 MISCELLANEOUS PROVISIONS

     12.01 INTERNET ACCESS. Data and information may be made electronically accessible to Trust, its Investment Adviser and/or sub-adviser(s) and its investors through Internet access to one or more web sites provided by the Administrator ("Web Access"). As between the Trust and Administrator, the Administrator shall own all right, title and interest to such Web Access, including, without limitation, all content, software, interfaces, documentation, data, trade secrets, design concepts, "look and feel" attributes, enhancements, improvements, ideas and inventions and all intellectual property rights inherent in any of the foregoing or appurtenant thereto including all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, the "Proprietary Information"). Trust recognizes that the Proprietary Information is of substantial value to the Administrator and shall not use or disclose the Proprietary Information except as specifically authorized in writing by the Administrator. Use of the Web Access by Trust or its agents or investors will be subject to any additional terms of use set forth on the web site. All Web Access and the information (including text, graphics and functionality) on the web sites related to such Web Access is presented "As Is" and "As Available" without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. The Administrator neither warrants that the Web Access will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Access.

     12.02 INDEPENDENT CONTRACTOR. In making, and performing under, this Agreement, the Administrator shall be deemed to be acting as an independent contractor of Trust and neither the Administrator nor its employees shall be deemed an agent, affiliate, legal representative, joint venturer or partner of Trust. No party is authorized to bind any other party to any obligation, affirmation or commitment with respect to any other Person.

     12.03 ASSIGNMENT; BINDING EFFECT. Trust may not assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of Trust's obligations hereunder, without the prior written consent of the Administrator, which consent shall not be unreasonably withheld or delayed. The Administrator may assign or transfer, by operation of law or otherwise, all or any portion of its rights under this Agreement to an affiliate of the Administrator upon written notice to the Trust, provided that such affiliate agrees in advance and in writing to be bound by the terms, conditions and provisions of this Agreement. The Administrator may not assign or transfer, by operation of law or otherwise, this Agreement (in whole or in part), to any unaffiliated entity without the prior written consent of the Trust, which consent shall not be unreasonably withheld or delayed. Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party's successors and permitted assigns. Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

     12.04 AGREEMENT FOR SOLE BENEFIT OF THE ADMINISTRATOR AND THE TRUST. This Agreement is for the sole and exclusive benefit of the Administrator and the Trust and will not be deemed to be for the direct or indirect benefit of either (i) the clients or customers of the Administrator or the Trust or
     (ii) the Investment Adviser. The clients or customers of the Administrator, the Trust or the Investment Adviser will not be deemed to be third party


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

     beneficiaries of this Agreement nor to have any other contractual relationship with the Administrator by reason of this Agreement.

     12.05 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. To the extent that the applicable laws of the State of New York, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

     Each party to this Agreement, by its execution hereof, hereby irrevocably submits to the nonexclusive jurisdiction of the courts of the State of New York for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement

     12.06 EQUITABLE RELIEF. Each party agrees that any other party's violation of the provisions of Section 11 (Confidentiality) may cause immediate and irreparable harm to the other party for which money damages may not constitute an adequate remedy at law. Therefore, the parties agree that, in the event either party breaches or threatens to breach said provision or covenant, the other party shall have the right to seek, in any court of competent jurisdiction, an injunction to restrain said breach or threatened breach, without posting any bond or other security.

     12.07 DISPUTE RESOLUTION. Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice.

     During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers. This
     Section 12.07 shall not prohibit either party from seeking, at any time, equitable relief as permitted under Section 12.06.

     12.08 NOTICE. All notices provided for or permitted under this Agreement (except for correspondence between the parties related to operations in the ordinary course) shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below, or at such other address of such party specified in the opening paragraph of this Agreement. Notices to the Administrator shall be sent to the attention of:
     General Counsel, SEI Investments Global Funds Services, One Freedom Valley Drive, Oaks, Pennsylvania 19456, with a copy, given in the manner prescribed above, to the Trust's current relationship manager.

     Notices to the Trust shall be sent to the persons specified in Schedule
     III.

     12.09 ENTIRE AGREEMENT; AMENDMENTS. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.

     12.10 SEVERABILITY. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any


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

     provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

     12.11 WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

     12.12 ANTI-MONEY LAUNDERING LAWS. In connection with performing the Services set forth herein, the Administrator may provide information that the Trust may rely upon in connection with Trust's compliance with applicable laws, policies and regulations aimed at the prevention and detection of money laundering and/or terrorism activities (hereinafter, the "Regulations"). Trust and the Administrator agree that the Trust shall be responsible for its compliance with all such Regulations. It shall be a condition precedent to providing Services to the Trust under this Agreement and the Administrator shall have no liability for non-performance of its obligations under this Agreement unless it is satisfied, in its absolute discretion, that it has sufficient and appropriate information and material to discharge its obligations under the Regulations, and that the performance of such obligations will not violate any Regulations applicable to it. Without in any way limiting the foregoing, the Trust acknowledges that the Administrator is authorized to return an investor's Investment in the Trust and take any action necessary to restrict repayment of redemption proceeds to the extent necessary to comply with its obligations pursuant to the Regulations.

     12.13 FORCE MAJEURE. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

     12.14 EQUIPMENT FAILURES. In the event of equipment failures beyond the Administrator's reasonable control, the Administrator shall take all reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

     12.15 NON-SOLICITATION. During the term of this Agreement and for a period of one year thereafter, unless the Administrator waives this requirement, the Trust shall not solicit, make an offer of employment to, or enter into a consulting relationship with, any person who was an employee of the Administrator who worked directly on the account of the Trust at the Administrator during the term of this Agreement. If the Trust breaches this provision, the Trust shall pay to the Administrator liquidated damages equal to 100% of the most recent six month salary of the Administrator's former employee together with all legal fees reasonably incurred by the Administrator in enforcing this provision. The foregoing restriction on solicitation does not apply to unsolicited applications for jobs,


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

     responses to public advertisements or candidates submitted by recruiting firms, provided that such firms have not been contacted to circumvent the spirit and intention of this Section 12.15.

     12.16 HEADINGS. All Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

     12.17 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original facsimile or scanned signatures of each of the parties.

     12.18 PUBLICITY. Except to the extent required by applicable law, neither the Administrator nor the Trust shall issue or initiate any press release arising out of or in connection with this Agreement or the Services rendered hereunder; provided, however, that if no special prominence is given or particular reference made to the Trust over other clients, nothing herein shall prevent the Administrator from (i) placing the Trust on the Administrator's client list(s) (and sharing such list(s) with current or potential clients of the Administrator) or (ii) otherwise orally disclosing that Trust is a client of the Administrator at presentations, conferences or other similar meetings. If the Administrator desires to engage in any type of publicity other than as set forth in subsections (i) through (ii) above or if Trust desires to engage in any type of publicity, the party desiring to engage in such publicity shall obtain the prior written consent of the other party hereto, such consent not to be unreasonably withheld, delayed or conditioned.

     12.19 INSURANCE. Each party hereto shall maintain appropriate insurance coverage with respect to such party's responsibilities hereunder; provided, however, that the amount of insurance coverage shall in no way affect a party's obligations or liability as otherwise set forth in this Agreement. Without limiting the foregoing, in the event that the Administrator makes an employee of the Administrator available to the Trust to serve as an officer of the Trust, the Trust shall maintain professional liability (directors' & officers' and errors and omissions) insurance with limits of not less than $5 Million per occurrence ("Officer Insurance Minimum"). The Trust shall provide a certificate of insurance to the Administrator prior to Administrator providing Services to the Trust and annually thereafter upon Administrator's request. Such certificate of insurance shall contain an agreement by the issuing insurance company that such insurance shall not be materially changed, cancelled or terminated upon less than thirty days prior written notice to Administrator. Directors' & officers' insurance shall be acquired only through insurance companies having an A.M. Best rating of A- VIII or better. The Trust shall promptly notify the Administrator should its insurance coverage with respect to professional liability be cancelled or fall below the Officer Insurance Minimum, such notification to include the date of cancellation, if applicable.


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          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

ADMINISTRATOR:                                  TRUST:

SEI INVESTMENTS GLOBAL FUNDS SERVICES           WINTON DIVERSIFIED OPPORTUNITIES
                                                FUND

By: /s/ John Alshefski                          By: /s/ Michael Beattie
Name: John Alshefski                            Name: Michael Beattie
Title: SVP                                      Title: President

INVESTMENT ADVISER:                             SUBSIDIARY:
WINTON CAPITAL US LLC                           WINTON DIVERSIFIED OPPORTUNITIES
                                                FUND LTD.

By: /s/ Brigid Rentoul                          By:  /s/ Michael Beattie
Name: Brigid Rentoul                            Name: Michael Beattie
Title: Director of WCG                          Title: President
       Sole member of Winton
       Capital US LLC


19757063.1. BUSINESS

                                   SCHEDULE I

                            ADMINISTRATION SERVICES

THE ADMINISTRATOR SHALL PROVIDE THE FOLLOWING SERVICES IN RESPECT OF THE TRUST AND, TO THE EXTENT APPLICABLE, THE SUBSIDIARY:

I. PORTFOLIO ACCOUNTING SERVICES


---------------- --- ----------------------------------------- --------------------------------------
     PORTFOLIO                    ADMINISTRATOR SERVICES           RESPONSIBILITY OF THE TRUST OR ITS
   ACCOUNTING                                                                   DELEGATE
     SERVICES
---------------- --- ----------------------------------------- --------------------------------------
Trade Capture    o   Set up and maintain securities in the     o Provide trade activity details in
                     Administrator's portfolio accounting        electronic format, on a daily
                     system                                      basis
                 o   Pre-process trade files for automated     o Notify the Administrator prior to
                     trade processing, if applicable             any contemplated changes in the
                 o   Record trade activity in the portfolio      format, timing, delivery or
                     accounting system on a daily basis as       content of trade files
                     reported by the Investment Adviser or     o Provide a daily operations
                     sub-adviser                                 contact person to whom the
                                                                 Administrator should direct
                                                                 queries on trade activity
---------------- --- ----------------------------------------- --------------------------------------
Income Accruals  o   Calculate, accrue and verify interest
                     and amortization accruals for fixed
                     income instruments for each estimate
                     or valuation date
                 o   Update accounting system to reflect
                     rate changes on variable interest rate
                     instruments
---------------- --- ----------------------------------------- --------------------------------------
Receivables and  o   Determine the outstanding receivables
Payables             and payables for all (1) security trades,
                     (2) portfolio share transactions and (3)
                     income and expense accounts in
                     accordance with the budgets provided
                     by Trust or its Investment Adviser;
---------------- --- ----------------------------------------- --------------------------------------
Corporate Action o   Independently apply corporate actions     o    Notify Administrator of non-
Activity             to securities held in the portfolio on a       mandatory/voluntary corporate
Processing           daily basis via standard 3(rd) party           actions that should be submitted.
                     independent pricing agents, when
                     available, for each valuation date

                 o   Process mandatory/involuntary
                     corporate actions based upon data
                     received from market data provider(s),
                     prime brokers, and or custodians.
                 o   Process all non-mandatory asset
                     servicing events received from the
                     Investment Adviser with prime brokers,
                     and or custodians.
---------------- --- ----------------------------------------- --------------------------------------
Reconciliation   o   Prepare and provide daily (or as
                     frequent as practicable) reconciliation
                     report on transactions, cash and
                     positions to Prime Broker, Custodian,
                     or OTC Counterparty and Investment
                     Manager (Triangular reconciliation);
---------------- --- ----------------------------------------- --------------------------------------

19757063.1. BUSINESS

------ ---------- -------------------------------------------- ---------------------------------------
Security          o    Obtain portfolio security valuations      o  Provide broker quotes and
Valuations             from appropriate sources consistent          adviser supplied prices on a daily
                       with Trust's pricing and valuation           basis in electronic format, if
                       policies, and calculate net asset value      applicable.
                       of the Trust and each Class;
------ ---------- -------------------------------------------- ---------------------------------------
Yields, Total     o    Compute yields, total return, expense
Return, Expense        ratios, portfolio turnover rate and
Ratios, Turnover,      average dollar-weighted portfolio
Average Dollar-        maturity, as appropriate;
weighted Maturity
----------------- -------------------------------------------- ---------------------------------------

II.       FUND ACCOUNTING SERVICES

------ ---------- -------------------------------------------- ---------------------------------------
       FUND                                                     RESPONSIBILITY OF THE TRUST OR ITS
   ACCOUNTING                ADMINISTRATOR SERVICES                             DELEGATE
     SERVICES
----------------- -------------------------------------------- ---------------------------------------
Accounting books  o   Maintain the Trust's accounting books
and records           and records
----------------- -------------------------------------------- ---------------------------------------
Income and        o   Track and validate income and
Expenses              expense accruals, analyze and modify
                      expense accrual changes periodically,
                      and process expense disbursements to
                      vendors and service providers;
------ ---------- -------------------------------------------- ---------------------------------------
Income and        o   Prepare and provide monthly
Expenses              allocations of income and expenses,
                      allocate new issue income to
                      appropriate Classes and calculation of
                      management fees by Class.
------ ---------- -------------------------------------------- ---------------------------------------
Expenses          o   Accrue expenses of the Trust              o  Review and approve annual
                      according to instructions received from      expense budget. Review and
                      the Trust's treasurer or other               approve proposed changes to
                      authorized representative (including         the expense budget accruals, as
                      officers of the Trust's Investment           deemed necessary.
                      Adviser);
------ ---------- -------------------------------------------- ---------------------------------------
NAV Calculation   o   Calculate the net asset value ("NAV")
(Dealing NAV)         of the Trust and for each Class and
                      series of shares outstanding and each
                      investor capital account, as applicable
                      in accordance with the Trust's legal
                      operating terms for each valuation date
------ ---------- -------------------------------------------- ---------------------------------------
Income and        o   Calculate required ordinary income and
Capital Gains         capital gains distributions, coordinate
Distributions         estimated cash payments, and perform
                      necessary reconciliations with the
                      transfer agent;
------ ---------- -------------------------------------------- ---------------------------------------

19757063.1. BUSINESS

  III. REGULATORY AND COMPLIANCE SUPPORT SERVICES

------ ---------- -------------------------------------------- ---------------------------------------
REGULATORY AND
  COMPLIANCE                                                     RESPONSIBILITY OF THE TRUST OR ITS
     SUPPORT                  ADMINISTRATOR SERVICES                         DELEGATE
    SERVICES
-------------- ----------------------------------------------- --- ----------------------------------
Financial      o    Prepare the Trust's financial                o  Review Trust's financial
Statements and      statements for review by Trust                  statements.
Regulatory          management and independent
Reporting           auditors, manage annual and semi-
                    annual report preparation process,
                    prepare Forms N-SAR, N-Q, N-CSR
                    and N-PX, provide Trust performance
                    data for annual report, coordinate
                    printing and delivery of annual and
                    semi-annual reports to shareholders,
                    and file Forms N-SAR, N-Q, N-CSR
                    and N-PX and annual/semi-annual
                    reports via EDGAR;
------ ------- ----------------------------------------------- --- ----------------------------------
Regulatory     o    Provide consultation to the Trust on         o  Fully cooperate with request from
Matters             regulatory matters relating to the              government regulators.
                    operation of Trust as requested and
                    coordinate with Trust's legal counsel
                    regarding such matters;
------ ------- ----------------------------------------------- --- ----------------------------------
Regulatory     o    Assist the Trust in handling and
Examinations        responding to routine regulatory
                    examinations with respect to records
                    retained or services provided by the
                    Administrator, and coordinate with
                    Trust's legal counsel in responding to
                    any non-routine regulatory matters with
                    respect to such matters;
------ ------- ----------------------------------------------- --- ----------------------------------
State          o    Coordinate as necessary the                  o  Provide list of states for
Registration        registration or qualification of shares of      registration.
                    the Trust with appropriate state
                    securities authorities if applicable;
------ ------- ----------------------------------------------- --- ----------------------------------
Compliance     o    On a T+2 post-trade basis and based          o  Primary day-to-day responsibility
                    on the information available to the             for assuring compliance, including
                    Administrator, periodically monitor the         on a pre-trade basis.
                    portfolios of the Trust for compliance
                    with applicable limitations as set forth
                    in the Trust's then current
                    Prospectuses or Statements of
                    Additional Information (this provision
                    shall not relieve Trust's investment
                    adviser and sub-advisers, if any, of
                    their primary day-to-day responsibility
                    for assuring such compliance, including
                    on a pre-trade basis).
------ ------- ----------------------------------------------- --- ----------------------------------

19757063.1. BUSINESS

  IV. THIRD PARTY REPORTING SERVICES

------------------- --- --------------------------------------------- --- ------------------------------------
   THIRD PARTY                                                          RESPONSIBILITY OF THE TRUST OR ITS
    REPORTING                    ADMINISTRATOR SERVICES                            DELEGATE
    SERVICES
------------------- --- --------------------------------------------- --- ------------------------------------
Registration         o   Provide performance, financial and           o   Review Registration Statement
Statements and           expense information for registration             and Proxy statements. Provide
Proxies                  statements and proxies;                          information relating to the
                                                                          Investment Adviser, portfolio
                                                                          managers, investment strategy
                                                                          and any other requested
                                                                          information.
----- ------------- --- --------------------------------------------- --- ------------------------------------
Third Party          o   Communicate periodic net asset value,        o   Provide written instruction to the
Reporting                yield, total return or other financial data      Administrator in order to distribute
                         to appropriate third party reporting             Trust NAVs or other requested
                         agencies, and assist in resolution of            financial information to a 3rd
                         errors reported by such third party              party.
                         agencies;
----- ------------- --- --------------------------------------------- --- ------------------------------------
Additional           o   Upon reasonable notice and as
Reports                  mutually agreed upon, the
                         Administrator may provide additional
                         reports upon the request of a Trust or
                         its Investment Adviser, which may
                         result in additional charges, the amount
                         of which shall be agreed upon between
                         the parties prior to the provision of
                         such report.
----- ------------- --- --------------------------------------------- --- ------------------------------------

  V.  ADMINISTRATION SERVICES


------------------- --- --------------------------------------------- --- ------------------------------------
ADMINISTRATION                                                          RESPONSIBILITY OF THE TRUST OR ITS
SERVICES                          ADMINISTRATOR SERVICES                           DELEGATE

------------------- --- --------------------------------------------- --- ------------------------------------
Performance         o   Provide performance reporting data to
                        Trust and its Investment Adviser;
----- ------------- --- --------------------------------------------- --- ------------------------------------
Proxies             o   Manage the Trust's proxy solicitation          o   Review Registration Statement
                        process, including evaluating proxy                and Proxy statements. Provide
                        distribution channels, coordinating with           information relating to the
                        outside service provider to distribute             Investment Adviser, portfolio
                        proxies, track shareholder responses and           managers, investment strategy
                        tabulate voting results, and managing the          and any other requested
                        proxy solicitation vendor if necessary;            information.
----- ------------- --- --------------------------------------------- --- ------------------------------------
Trust Officers      o   Provide individuals to serve as officers of    o   Provide individuals to serve as
                        the Trust, as requested;                           officers of the Trust, as
                                                                           requested;
----- ------------- --- --------------------------------------------- --- ------------------------------------
Accounting          o   Provide principal financial officer (i.e.
Officer                 CFO or Treasurer) for purposes of
                        Sarbanes-Oxley and Section 32(b) of the
                        1940 Act;
----- ------------- --- --------------------------------------------- --- ------------------------------------
Registration        o   Coordinate with the Trust's counsel on         o   Review Registration Statement
Statements and          filing of the Trust's registration statements      and Proxy statements. Provide
Proxies                 and proxy statements, and coordinate               information relating to the
                        printing and delivery of Trust's                   Investment Adviser, portfolio
                        prospectuses and proxy statements;                 managers, investment strategy
----- ------------- --- --------------------------------------------- --- ------------------------------------



19757063.1.BUSINESS                                        22

--------------- ------------------------------------------------- --------------------------------------
                                                                       and any other requested
                                                                       information.
--------------- ------------------------------------------------- --------------------------------------
Board Materials o    Provide such fund accounting and               o  Provide the request for
                     financial reports in connection with              information in a specified format
                     quarterly Board meetings as the boards            and/or participation in a timely
                     of trustees may reasonably request;               manner prior to such Board
                                                                       meeting
--------------- ------------------------------------------------- --------------------------------------
Board Meetings  o    Coordinate the Trust's board of trustees'      o  Attendance by representative of
                     schedule, agenda and production of                the Investment Adviser in person
                     Board meeting materials, and attend               is anticipated at least once a
                     Board meetings (if requested);                    year, in connection with the
                                                                       renewal of the advisory
                                                                       agreement.
--------------- ------------------------------------------------- --------------------------------------
Board Meetings  o    Manage the preparation for and                 o  Provide required documents
                     conducting of Board meetings and Board            (e.g., Investment Adviser
                     committee meetings by (i) coordinating            presentation, 15(c) questionnaire
                     board of trustees/committee book                  responses, Investment Adviser
                     production and distribution process, (ii)         compliance materials, etc.) for
                     subject to review and approval by the             Board meeting
                     Trust and their counsel, preparing
                     meeting agendas, (iii) preparing the
                     relevant sections of the Board meeting
                     materials required to be prepared by the
                     Administrator, (iv) assisting to gather and
                     coordinate special materials related to
                     annual contract renewals and other
                     approvals for and as directed by the
                     Board or the Trust's legal counsel, (v)
                     attending Board meetings, and (vi)
                     performing such other board of
                     trustees/committee meeting functions as
                     shall be agreed by the parties in writing
                     (in this regard, the Trust shall provide the
                     Administrator with notice of regular Board
                     meetings at least six (6) weeks before
                     such Board meeting and as soon as
                     practicable before any special Board
                     meeting);
--------------- ------------------------------------------------- --------------------------------------
Policies and    o    Assist legal counsel to the Trust in the
Procedures           development of policies and procedures
                     relating to the operation of the Trust;
--------------- ------------------------------------------------- --------------------------------------
Legal           o    Act as liaison to legal counsel to the Trust
                     and, where applicable, to legal counsel to
                     Trust's independent trustees;
--------------- ------------------------------------------------- --------------------------------------
Trust Structure o    Provide consulting with respect to the         o  Provide instructions with respect
                     ongoing design, development and                   to the ongoing design,
                     operation of the Trust, including new             development and operation of
                     Classes and/or load structures and                the Trust, including new Share
                     financing, as well as changes to                  classes and/or load structures
                     investment objectives and policies for the        and financing, as well as
                     existing Trust;                                   changes to investment
                                                                       objectives and policies for the
                                                                       existing Trust;

19757063.1. BUSINESS

----- -------- --- ---------------------------------------------------- ------------------------------
Additional     o   Upon reasonable notice and as mutually
Services           agreed upon, the Administrator may
                   provide such additional services with
                   respect to a Trust, which may result in an
                   additional charge, the amount of which
                   shall be agreed upon between the parties
                   prior to the provision of such service.
----- -------- --- ---------------------------------------------------- ------------------------------
Business       o   Maintain a business continuity and
Continuity and     disaster recovery plan for the
Disaster           Administrator's operations, systems
Recovery           hardware, software and data
Services
-------------- --- ---------------------------------------------------- ------------------------------


  VI. AUDIT AND TAX SUPPORT SERVICES

-------------- --- ---------------------------------------------------- ------------------------------
AUDIT AND TAX
SUPPORT                        ADMINISTRATOR SERVICES                   RESPONSIBILITY OF THE TRUST
SERVICES                                                                        OR ITS DELEGATE
-------------- --- ---------------------------------------------------- ------------------------------
Subchapter M    o   Monitor the Trust's compliance with the
                    requirements of Subchapter M of the Internal
                    Revenue Code with respect to status as a
                    regulated investment company;
----- -------- --- ---------------------------------------------------- ------------------------------
Federal and     o   Prepare and file federal and state tax returns
State Tax           for the Trust other than those required to be
Returns             prepared and filed by the Trust's transfer agent
                    or custodian.
----- -------- --- ---------------------------------------------------- ------------------------------
1099s           o   Prepare for review by Trust management and          o    Review and approve data
                    independent tax advisor data for year-end                for year-end 1099's and
                    1099's and supplemental tax letters;                     supplemental tax letters.
----- -------- --- ---------------------------------------------------- ------------------------------
ASC 740         o   ASC 740 monitoring and analysis for financial
                    statement disclosure, if necessary.
----- -------- --- ---------------------------------------------------- ------------------------------
Excise Tax      o   Compute any excise tax distribution
                    requirement and its related tax liability.
----- -------- --- ---------------------------------------------------- ------------------------------
Audit           o   Cooperate with, and take all reasonable
                    actions in the performance of its duties under
                    this Agreement to ensure that all necessary
                    information is made available to the
                    independent public accountants of the Trust in
                    connection with the preparation of any audit or
                    report requested by Trust, including the
                    provision of a conference room at the
                    Administrator's location if necessary (in this
                    regard, Trust's independent auditors shall
                    provide the Administrator with reasonable
                    notice of any such audit so that (i) the audit will
                    be completed in a timely fashion and (ii) the
                    Administrator will be able to promptly respond
                    to such information requests without undue
                    disruption of its business).
----- -------- --- ---------------------------------------------------- ------------------------------

19757063.1. BUSINESS

VII. ONLINE REPORTING SOLUTIONS


-------------- --- ------------------------------------- --- --------------------------------
SEI MANAGER            ADMINISTRATOR SERVICES            RESPONSIBILITY OF THE TRUST OR ITS
DASHBOARD                                                               DELEGATE
-------------- --- ------------------------------------- --- --------------------------------
Implementation o   Aggregate and consolidate data from   o   Provide users and their
                   source systems based upon service         permissions to be set-up
                   levels of outsourcing agreement with  o   Provide requirements for initial
                   SEI                                       configuration
               o   Provide web-based reporting to
                   Investment Adviser for access to
                   Trust, position, and transaction data
                   from source systems
               o   Provide flexible reporting tool which
                   allows users to customize reports
               o   Provide online document retrieval
                   tool via the SEI manager dashboard
               o   Set up and configure Investment
                   Adviser users and provide training
-------------- --- ------------------------------------- --- --------------------------------
Production     o   Create and maintain users and         o   Provide any ongoing user
                   entitlements on the website               permission changes or new user
               o   Maintain daily controls and               setups
                   reconciliation of data loaded to the
                   data warehouse from the source
                   systems
-------------- --- ------------------------------------- --- --------------------------------

VIII. CPO RECORDKEEPING SERVICES (Provided only in respect of commodity pools indicated to the Administrator pursuant to CFTC Rules)

----------------------------------------------------------------------------------------------------------------------------
CPO RECORDKEEPING              ADMINISTRATOR RESPONSIBILITY                       INVESTMENT ADVISER
SERVICES                                                                            RESPONSIBILITY
----------------------------------------------------------------------------------------------------------------------------
CPO Recordkeeping           o  Maintain, solely with respect                    o  Indicate to the Administrator each
                               to the period during which the                      commodity pool pursuant to CFTC Rules for
                               Administrator acts as official                      which the Services in this section are
                               books and records pursuant to                       requested
                               this Agreement, each commodity                   o  Make required filings with the National
                               pool's records as otherwise                         Futures Association in connection with
                               required to be maintained by the                    each commodity pool covered by this
                               Investment Adviser pursuant to                      section
                               CFTC Regulations 4.7(b)(4),                      o  Provide the Administrator with copies of
                               4.23(a)(1), (2),(4), (5), (6),                      all NFA filings made in connection with
                               (10) and (11) and in accordance                     each commodity pool for which the
                               with the requirements of Section                    Administrator provides CPO Recordkeeping
                               1.31  of the CFTC Regulations                       Services
                            o  Keep each commodity pool's records
                               open to inspection by any
                               representative of the Commodities
                               Futures Trading Commission, the National
                               Futures Association, or the United States
                               Department of Justice in accordance
                               with Section 1.31 of the CFTC Regulations.
                            o  Notify the Investment Adviser, and respond
                               to investor requests for records maintained
                               hereunder
                            o  Identify an individual contact person and
                               telephone number at the Administrator as a
                               point of contact in respect of the
                               Administrator's maintenance of records
                               pursuant to this section
                            o  Provide certification letter to the
                               Investment Manager as requested, indicating
                               performance of the CPO Recordkeeping
                               Services set forth herein
----------------------------------------------------------------------------------------------------------------------------

19757063.1. BUSINESS

                                  SCHEDULE II

                                SCHEDULE OF FEES




                                  [_________}

                                  SCHEDULE III

                            NOTICE INSTRUCTION FORM

TO WHOM NOTICES SHOULD BE SENT PURSUANT TO SECTION 12.08 OF THE AGREEMENT:


Name of Party or Parties:           Winton Diversified Opportunities Fund
Address:                            1 Freedom Valley Drive
                                    Oaks, PA 19456

With a copy to:                     Winton Capital Management Limited
Address:                            Grove House, 27 Hammersmith Grove
                                    London W6 ONE UK
Contact:                            General Counsel,
Email:                              Legal-London@wintoncapital.com


19757063.1. BUSINESS